Exhibit 21.1
lululemon athletica inc.
SUBSIDIARIES OF THE REGISTRANT
     Listed below are the subsidiaries of lululemon athletica inc. as of February 3, 2008. The list indicates the respective jurisdiction of incorporation or organization of each entity.
NEVADA
lululemon usa inc.
Lululemon FC USA, Inc.
ALBERTA
Lululemon Callco ULC
BRITISH COLUMBIA
Lulu Canadian Holding Inc.
lululemon athletica canada inc.
HONG KONG
Lululemon Hong Kong Limited
JAPAN
Lululemon Japan Inc.